EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042
We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Forms S-8; and Registration Statement No. 333-196238 on Form S-3; of our report dated February 1, 2016 (April 26, 2016 as to the reclassification of segment information as described in Notes 1, 3 and 7), relating to the consolidated financial statements of Northrop Grumman Corporation and subsidiaries, appearing in this Current Report on Form 8-K of Northrop Grumman Corporation dated April 27, 2016.

/s/ Deloitte & Touche LLP
McLean, Virginia
April 26, 2016